Exhibit 10.2

Execution Copy

From: Granite US Holdings Corporation, a Delaware corporation (the “Offeror”)

To:	EnPro Holdings, Inc. (“EnPro Holdings”)
Coltec Industries France SAS (“Coltec France”)

October 12,  2021

Project Astro – Irrevocable and binding offer with regards to CPI France’s equity interests (the “Put Option Agreement”)

Dear Sirs,

Reference is made to the proposed acquisition, by the Offeror, from Coltec France, of 100% of the shares of CPI France (the “CPI France Shares”) (the “Proposed Transaction”) on the terms and conditions of:

(A)	the irrevocable and binding offer set out in this letter (the “Offer”); and

(B)	the executed version of the equity and asset purchase agreement in relation to the Equity Interests and the Purchased Assets which is attached as Appendix 1 to this letter (the “SPA”).

Unless otherwise defined herein, capitalized terms used in this Offer, including its preamble, shall have the meaning given to them in the SPA.

1.	THE OFFER

1.1
In consideration of EnPro Holdings and Coltec France granting the Offeror exclusivity in relation to the Proposed Transaction on the terms of clause 3 below, the Offeror hereby irrevocably undertakes to purchase from Coltec France the CPI France Shares on the terms, and subject to the conditions set forth in this Offer and the SPA.

1.2
This Offer may be exercised by Coltec France at any time during the period commencing on the date hereof (the “Firm Offer Date”) until 11:59pm ([ ] time) on (i) the date falling five (5) Business Days after the date on which the last applicable Employees’ Consultation Process (as defined in clause 2) will have been completed, or will be deemed to have been completed as provided in Appendix 2, or (ii) such later date as may be agreed in writing between the Offeror, EnPro Holdings and Coltec France (such date, the “Expiry Date” and such period, the “Offer Period”). The Expiry Date shall be no later than the Termination Date (as defined in the SPA).

The Offer shall be irrevocable from the Firm Offer Date and may not be withdrawn or varied for any reason whatsoever prior to the end of the Offer Period without the prior written consent of EnPro Holdings and Coltec France where withdrawn and the prior written consent of EnPro Holdings, Coltec France and the Offeror where varied. The Offeror acknowledges and agrees that any such withdrawal or variation without the prior written consent of EnPro Holdings and Coltec France shall be null and void and of no effect on its obligations under this Offer.

1.3	Coltec France may, at its sole option and full discretion, exercise the Offer at any time during the Offer Period by providing the Offeror with an exercise notice in writing (a “Notice of Exercise”).

1.4	To be valid, the Notice of Exercise:

-	shall confirm that all Employees’ Consultation Processes have been completed or are deemed to have been completed as provided under Appendix 2;

-	shall be issued no later than the Expiry Date; and

-	shall relate to all of the CPI France Shares.

1.5
Immediately following delivery of a valid Notice of Exercise by Coltec France, Coltec France shall (and EnPro Holdings shall procure that Coltec France shall) execute the adherence agreement to the SPA as set out under Exhibit F of the SPA (the “Adherence Agreement”).

1.8	A Notice of Exercise given in accordance with clause 1.4 may not be revoked without the written consent of the Offeror.

1.9
If Coltec France does not provide a valid Notice of Exercise on or before the Expiry Date, the Offer shall lapse and cease to be exercisable and, save for clauses 4 (Confidentiality) and 6 (Miscellaneous) of this letter, this Offer shall terminate with immediate effect and all the rights and obligations of the Offeror shall cease, except with respect to the rights, obligations or liabilities which have accrued under this Offer prior to the Expiry Date and which shall continue thereafter.

1.10
Prior to Coltec France sending the Notice of Exercise, the Offeror further acknowledges that Coltec France and EnPro Holdings have not made any commitment to proceed with the Proposed Transaction and may decline to exercise this Offer for any reason in its absolute discretion.

2.	EMPLOYEES’ INFORMATION AND CONSULTATION PROCESSES

2.1
The Offeror acknowledges that, in accordance with applicable laws, before any decision is made by Coltec France to exercise the Offer, there is an obligation to proceed with the employees’ information and consultation processes detailed in Appendix 2 (the “Employees’ Consultation Processes”) to be commenced as soon as reasonably practicable and no later than 5 Business Days after this date of this Put Option Agreement.

2.2	By countersigning this letter, each of EnPro Holdings and Coltec France undertakes:

-
to use its reasonable endeavors to procure that the Employees’ Consultation Processes are carried out in accordance with best practices and are completed in accordance with the relevant applicable laws;

-
to regularly and promptly inform the Offeror of the progress of the Employees’ Consultation Processes, and to notify promptly the Offeror of (i) any issues likely to affect the timing of the Employees’ Consultation Processes (ii) the issuance of the relevant opinions or decisions;

-
to promptly (and in any event within 48 hours) after receipt, provide to the Offeror a copy of all requests for information and specific questions received from the SEC (as defined in Appendix 2) with respect to the Proposed Transaction that include any request for information or specific questions relating to the Offeror or the future activities of the Business; and

-
to abstain from giving any commitment, representation or undertaking on behalf or in respect of the Offeror or CPI France, and to procure that CPI France or any of its Affiliates does not make any such commitment, representation or undertaking, during the Employees’ Consultation Processes, without the Offeror’s prior written consent.

2.3
The Offeror undertakes to provide to EnPro Holdings and Coltec France such co-operation, information and assistance, in a timely manner, including by attending the relevant employee representative bodies meetings, as EnPro Holdings and Coltec France may reasonably require in connection with the Employees’ Consultation Processes, and providing answers to the questions that may be raised by the relevant employee representative bodies as part of the Employees’ Consultation Processes. Contents of any statements to be made by the Offeror as part of such meetings shall be discussed between EnPro Holdings and Coltec France and the Offeror in good faith ahead of any meeting.

3.	COVENANTS; REPRESENTATIONS

3.1
Immediately after giving effect to the transactions contemplated by this Put Option Agreement, the Offeror (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured) and (b) will have adequate capital with which to engage in its business.

3.2
As from the signing date of this Put Option Agreement by EnPro Holdings and Coltec France, Coltec France and EnPro Holdings shall not, and EnPro Holdings shall procure that the Seller Parties or any of their Affiliates do not (directly or indirectly), offer for sale, solicit any bids from, initiate, engage in or continue any discussions or negotiations with any third party (including by giving them access to information, documents, staff or premises) with respect to the sale of any of the CPI France Shares or any other transaction similar to, or having substantially the same purposes as, the Proposed Transaction (a “Competing Bid”).

3.3	Such exclusivity obligations shall terminate upon the earlier of (i) the date of execution of the Adherence Agreement or (ii) the Termination Date (plus 3 months).

3.4
Without limiting in any way clause 3.1, EnPro Holdings and Coltec France hereby represents and warrants that as at the date of this Put Option Agreement it (and each Seller Party and their Affiliates) is not in any discussions or negotiations with any person or entity other than the Offeror with respect to any Competing Bid.

3.5
Coltec France represents and warrants that (a) the representations and warranties set forth in Article IV of the SPA are true and correct with respect to CPI France, as if CPI France were a Company Entity thereunder on the date hereof and (ii) the representations and warranties set forth in Article V of the SPA are true and correct with respect to Coltec France as if Coltec France were a Seller Party thereunder on the date hereof.

4.	CONFIDENTIALITY

4.1
The Offeror acknowledges that it is bound by the terms of the Master Confidentiality Agreement dated as of June 24, 2021 between Howden UK and Robert W. Baird & Co. Incorporated, as agent for EnPro Industries, Inc. (the “NDA”), as if it were a party thereto.

4.2
Except as required by laws or legal processes (including the Employees’ Consultation Processes) or stock exchange regulation and subject to any exception provided for under the NDA, neither Party (nor any of its respective Affiliates) shall make any announcement concerning this Offer, the transactions contemplated herein or any ancillary matter.

4.3
EnPro Holdings and the management of Coltec France will be entitled to communicate on the Proposed Transaction within the Seller Parties (which must not exceed the information appearing in the memorandum to be prepared as part of the Employees’ Consultation Processes).

4.4
Notwithstanding anything to the contrary in this Offer and/or the NDA, neither EnPro Holdings, Coltec France nor the Offeror shall bear any responsibility in case of information leakage regarding the Proposed Transaction occurring during the Employees’ Consultation Processes the origin of which is due to the members of the relevant employees’ representative bodies participating in the Employees’ Consultation Processes and not an act or omission of EnPro Holdings or Coltec France (in the case of a breach by EnPro Holdings or Coltec France) or the Offeror (in the case of a breach by the Offeror).

5.	ASSIGNMENT

This Put Option Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable by any party (except for Offeror as provided in the following sentence) without the prior written consent of the other parties hereto.  The Offeror may assign any or all of its rights or obligations under this Put Option Agreement without the consent of the other parties hereto to one or more of its Affiliates provided, however, that no such assignment shall (i) relieve the assigning party of any of its obligations hereunder or (ii) materially impede or delay the consummation of the transactions contemplated by this Put Option Agreement.

6.	MISCELLANEOUS

6.1
Each of the parties hereto shall bear its own costs and expenses incident to the negotiation, preparation, and execution of this Offer, including legal and accountant fees and other professional advisors fees.

6.2	Any notice and communication made to a party to this letter shall be made in accordance with the provisions of Section 11.7 of the SPA.

6.3	No amendments or modifications to this Offer, or waiver of its terms, shall be valid unless acknowledged in a written instrument signed by the parties hereto.

6.4
Except as expressly provided in this Offer, the failure to exercise or delay in exercising a right to remedy provided by this letter or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this letter or by law prevents further exercise of the right or remedy or the exercise of another right of remedy.

6.5
The Offeror irrevocably waives (i) any right to terminate this Offer, (ii) any right it may have to claim that this Offer has lapsed as a result of any other contract contributing to the completion of the transactions contemplated having terminated, lapsed or being ineffective for any reason whatsoever.

6.6
Any term or provision of this Offer that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Offer or affecting the validity or enforceability of any of the terms or provisions of this Offer in any other jurisdiction. If any provision of this Offer is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

6.7	If any one of the provisions hereof shall be deemed or become null, invalid or unenforceable for any reason whatsoever (the “Challenged Provisions”):

-
the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and none of the parties shall be entitled to claim damages on account of said invalidity or unenforceability;

-	the parties shall negotiate in good faith to replace the Challenged Provisions with valid and enforceable provisions as close as possible to the common intent of the parties.

6.8	The provisions of this letter shall be binding upon the parties’ respective successors and permitted assigns.

6.9
The parties hereto agree that irreparable damage may occur if any of the provisions of this letter were not performed in accordance with its specific terms or was otherwise breached and that any nonperformance or breach of this Offer may not be adequately compensated by monetary damages alone and that the parties hereto may not have any adequate remedy at law. Therefore, the parties agree that the parties may be entitled to specific performance and to injunctive relief to prevent breaches or threatened breaches of this Offer, without proof of actual damages or posting of any bond or other undertaking and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity.

6.10
This letter and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this letter or the negotiation, execution or performance of this letter shall be governed and construed in accordance with the internal Laws of the State of Delaware, United States of America applicable to contracts made and wholly performed within such State, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction. The parties hereto hereby submit to the exclusive jurisdiction of the Delaware Court of Chancery or, if jurisdiction is unavailable in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or, if jurisdiction is unavailable in the courts of the United States located in the State of Delaware, the Delaware Superior Court, in each case, in respect of the interpretation and enforcement of the provisions of this letter and the other agreements or documents executed and delivered in connection herewith and any dispute or controversy related to the transactions contemplated hereby and the parties hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Offer and the other agreements or documents executed and delivered in connection herewith or any dispute or controversy related to the transactions contemplated hereby, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Offer may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon Offeror, Coltec France or EnPro Holdings by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.7 of the SPA.

6.11
EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS OFFER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS OFFER OR THE TRANSACTIONS CONTEMPLATED BY THIS OFFER.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS OFFER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

EXECUTED by the Offeror the date written at the start of this letter.

The Offeror:

GRANITE U.S. HOLDINGS CORPORATION

/s/ Jennifer Robertson
Jennifer Robertson
Director and Chief Legal Officer
Represented by Jennifer Robertson, duly authorized for the purposes hereof

This letter is countersigned by EnPro Holdings and Coltec France exclusively to accept the Offer as an option only, exercisable in Coltec France’s sole discretion in accordance with the terms and subject to the conditions set forth in this letter, and to acknowledge the agreement of EnPro Holdings and Coltec France on the terms and conditions of this letter (including any rights and obligations of EnPro Holdings and Coltec France contained therein). In no event shall such signature be construed as an acceptance of the Offer by Coltec France or EnPro Holdings or an undertaking by EnPro Holdings or Coltec France to sell to the Offeror any of the CPI France shares. The acceptance of the Offer shall only be made in accordance with the provisions of clause 1 of this letter.

ENPRO HOLDINGS INC.

Represented by /s/ Robert S. McLean, duly authorized for the purposes hereof
Name: Robert S. McLean
Title: Vice President and Secretary

COLTEC INDUSTRIES FRANCE SAS

Represented by /s/ Gilles Hudon, duly authorized for the purposes hereof
Name: Gilles Hudon
Title: President

Appendix 1

SPA

[Exhibit omitted.  Filed as Exhibit 10.1]

Appendix 2

Employees’ Consultation Processes

1.	EnPro Holdings and Coltec France irrevocably undertake to proceed with the following consultation processes:

a.
the Social and Economic Committee (comité économique et social, which replaces the work council) of CPI France (the “SEC”) shall be informed and consulted on the Proposed Transaction in accordance with article L. 2312-8 of the French Labor Code (the “SEC Process”); and

b.
the employees of CPI France (the “French Employees”) shall be informed of the intent of Coltec France to sell all the CPI France Shares and the option granted to such employees to make an offer for the purchase of such CPI France Shares in accordance with Articles L. 23-10-1 and seq. of the French Commercial Code (“Hamon Law Process”). The French Employees can make an offer for the CPI France Shares until the end of the SEC’s consultation process.

2.
Upon execution of the Offer and as soon as reasonably practicable and no later than 5 Business Days after this date of this Put Option Agreement, EnPro Holdings and Coltec France irrevocably undertake to:

a.	call a first meeting of the SEC for the purpose of discussing and considering the Proposed Transaction under the French Labor Code;

b.
deliver a notice to all the French Employees by means of registered mails with return receipt (lettres recommandées avec accusé de réception) or hand-delivered mails (lettres remises en mains propres) informing them about their rights under Articles L. 23-10-1 and seq. of the French Commercial Code in the context of the Proposed Transaction;

c.
take all necessary steps and actions to obtain the opinion of the SEC within the period provided by applicable law or any longer period provided by the collective bargaining agreement applicable to CPI France or any period ordered by a competent court in accordance with applicable Law.

3.
The SEC Process shall be deemed completed on the earlier of (i) the date on which, following its information and consultation in accordance with the applicable laws and regulations, the SEC has delivered its opinion (whether positive or negative) in respect of the Proposed Transaction or (ii) failing an express opinion from the SEC after the expiration of the statutory time limits pursuant to the applicable laws and regulations, will be deemed to have delivered a final opinion.

4.
The Hamon Law Process shall be deemed completed, (i) after all the French Employees have been informed about the Proposed Transaction, and (ii) on the date (a) on which the SEC has delivered its opinion (whether positive or negative) in respect of the Proposed Transaction or (b) failing an express opinion from the SEC after the expiration of the statutory time limits pursuant to the applicable laws and regulations, will be deemed to have delivered a final opinion.